EXHIBIT 2.1

EXECUTION VERSION

SG ENTERPRISES II, LLC

and

TRILOGY INTERNATIONAL PARTNERS INC.

ARRANGEMENT AGREEMENT December 19, 2023

TABLE OF CONTENTS

ARTICLE 1

INTERPRETATION

Section 1.1	Defined Terms.	1
Section 1.2	Certain Rules of Interpretation.	11

ARTICLE 2 THE ARRANGEMENT

(i)

SCHEDULE

SCHEDULE “A” PLAN OF ARRANGEMENT
SCHEDULE “B” ARRANGEMENT RESOLUTION
SCHEDULE “C” REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SCHEDULE “D” REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
SCHEDULE “E” FORM OF VOTING AGREEMENT

(ii)

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of December 19,2023,

AMONG:

SG ENTERPRISES II, LLC, a limited liability company formed under the laws of the State of Washington

(the “Purchaser”)

- and –

TRILOGY INTERNATIONAL PARTNERS INC., a corporation continued under the laws of British Columbia

(the “Company”).

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“2022 Plan of Liquidation” means the plan of liquidation adopted by the Board on June 10, 2022.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any affiliate of the Purchaser) after the date of this Agreement relating to: (i) any direct or indirect acquisition, sale, disposition (or any lease or other arrangement having the same economic effect as a sale or disposition), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries or of 20% or more of the voting, equity or other securities of the Company or any of its Subsidiaries (or rights or interests therein or thereto); (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of the Company or any of its Subsidiaries; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution, winding up or exclusive license involving the Company or any of its Subsidiaries; (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries; or (v) any other transaction, the consummation of which would reasonably be expected to impede, prevent or delay the transactions contemplated by this Agreement or the Arrangement.

-1-

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this arrangement agreement (including the Schedules hereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Annual Financial Statements” means the audited consolidated financial statements of the Company as at and for the fiscal years ended December 31, 2022, together with the notes thereto and the auditor’s report thereon.

“Applicable Canadian Securities Laws” the applicable securities legislation of each of the provinces and territories of Canada, and all rules, regulations, instruments, notices, blanket orders and policies published and/or promulgated thereunder, as amended from time to time prior to the Effective Date.

“Arrangement” means an arrangement proposed pursuant to Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement, the Interim Order or made at the direction of the Court in the Final Order (provided, however, that any such amendment or variation is acceptable to both the Company and the Purchaser, each acting reasonably).

“Arrangement Resolution” means the special resolution to be considered and, if thought fit, passed by the Company Shareholders approving the Plan of Arrangement at the Company Meeting substantially on the terms and in the form set out in Schedule “B”.

“associate” has the meaning specified in the Securities Act (British Columbia).

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Board” means the board of directors of the Company as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).

-2-

“Breaching Party” has the meaning ascribed thereto in Section 4.8(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any other day when banks in Vancouver, British Columbia are not generally open for business.

“Closing Certificate” means a certificate in form acceptable to both the Company and the Purchaser which, when signed by an authorized representative of both the Company and the Purchaser, will constitute their acknowledgement that the conditions precedent to the implementation of the Plan of Arrangement pursuant to the Arrangement Agreement have been satisfied to their respective satisfaction or waived.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Agreements” means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) by which the Company and any of its Subsidiaries are bound.

“Common Shares” means the common shares in the capital of the Company.

“Company” has the meaning ascribed thereto in the Preamble.

“Company Assets” means all of the assets, properties, permits, rights or other privileges (whether contractual or otherwise) of the Company and its Subsidiaries.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company’s Constating Documents” means the notice of articles of the Company and articles of the Company and all amendments thereto.

“Company Employees” means the officers and employees of the Company and its Subsidiaries.

“Company Meeting” means the special meeting of Company Shareholders, held to consider and, if thought fit, approve, among other things, the Arrangement Resolution.

“Company Public Record” means all documents publicly filed by or on behalf of the Company on SEDAR since December 31, 2021.

“Company Shareholders” means the holders of the Common Shares.

-3-

“Company Subsidiaries” means, collectively TIPIH, Trilogy International Partners LLC, Trilogy International South Pacific Holdings LLC, Trilogy International South Pacific LLC, Trilogy International New Zealand LLC, Trilogy International Latin Territories LLC, Trilogy International Latin America I LLC, Trilogy International Latin America II LLC, Trilogy International Latin America III LLC, Western Wireless International Ivory Coast LLC, and Cora de Comstar S.A.

“Consideration” means $0.07 in cash per Common Share.

“Contract” means any agreement, commitment, engagement, contract, franchise, licence, lease (including the Leases), obligation, undertaking or joint venture (written or oral) to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Court” means the Supreme Court of British Columbia.

“Depositary” means such Person as the Company may appoint to act as depositary for the Common Shares in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Disclosing Party” has the meaning ascribed thereto in Section 4.4(4).

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement.

"Dissenting Holder” means a registered Company Shareholder as of the record date of the Company Meeting who has duly and validly exercised its Dissent Rights in strict compliance with Sections 242 to 247 of the BCBCA, as modified by the Interim Order or the Final Order and Section 3.1 of the Plan of Arrangement, and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“Effective Date” has the meaning ascribed thereto in Section 2.8(1).

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Employee Plans” means all employee benefit, fringe benefit, health, welfare, medical, dental, life insurance, supplemental unemployment benefit, bonus, commissions, profit sharing, option, phantom stock, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, termination, severance, change of control, share purchase, share compensation, disability, retirement, pension, supplemental retirement plans and similar employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, which are maintained, sponsored or funded by or binding upon the Company or any of its Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, in respect of which the Company or any of its Subsidiaries may have any liability (contingent or otherwise), other than benefit plans established pursuant to statute.

-4-

“Exchange” means the NEX board of the TSX Venture Exchange.

“Expense Fee” means the amount equal to all out-of-pocket expenses incurred by the Purchaser (up to a maximum of $100,000) in connection with this Agreement and the Arrangement.

“Fairness Opinion” means the oral and subsequent written opinion of Haywood Securities Inc. to the effect that, as of the date of such opinion, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders.

“Final Order” means the final order of the Court made pursuant to Section 291 of the BCBCA, in a form and substance acceptable to both the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such affirmation or amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal, including all amendments thereto made prior to the Effective Time.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“GAAP” means those accounting principles which are recognized as being generally accepted in the United States from time to time at the relevant time applied on a consistent basis.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange, including the Exchange.

“Interim Financial Statements” means the unaudited condensed interim financial statements of the Company for the period ended September 30, 2023, together with the notes thereto.

“Interim Order” means the interim order of the Court, contemplated by Section 2.2 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form and substance acceptable to both the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, in connection with the Arrangement, each acting reasonably.

-5-

“Key Consents” means any third party consents, waivers, permits, orders and approvals that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the failure of which to obtain, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect or would be reasonably expected to be material and adverse to the Purchaser.

“Law” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Leases” means the leases, subleases, licenses or occupancy agreements pursuant to which the Company or one of its Subsidiaries is the tenant, subtenant, licensee or occupier, as applicable.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances:

(a)

is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise), or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole or would, or would reasonably be expected to, prevent or materially delay the Company from consummating the transactions contemplated by this Agreement by the Outside Date, except any such change, event, occurrence, effect, state of facts or circumstances resulting from:

(i)

any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, political, regulatory or market conditions or in national or global financial or capital markets;

(ii)	any adoption, proposal, implementation or change in Law, or in any interpretation of Law, by any Governmental Entity;

(iii)	any change in GAAP;

-6-

(iv)	any natural or man-made disaster or act of God (including epidemics, pandemics, disease outbreak (including COVID-19) other health crisis or public health event, or otherwise);

(v)	any actions taken (or omitted to be taken) by the Company pursuant to this Agreement or upon the request of the Purchaser;

(vi)	the announcement of this Agreement or the transactions contemplated hereby; or

(vii)

any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), provided, however, that with respect to clauses (i) through to and including (iv), such matter does not have a materially disproportionate effect on the current or future business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise), liabilities (contingent or otherwise), prospects or privileges (whether contractual or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the same industry or jurisdictions in which the Company and its Subsidiaries operate.

“Material Contract” means (1) any partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement relating to the formation, creation or operation of any partnership, limited liability company or joint venture in which the Company and/or its Subsidiaries have an interest; (2)  any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness (currently outstanding or which may become outstanding) for borrowed money in excess of $50,000 in the aggregate; (iii) restricting the incurrence of indebtedness by the Company or any of its Subsidiaries or (including by requiring the granting of an equal and rateable Lien) the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company or by any of its Subsidiaries; (iv) under which the Company or any of its Subsidiaries is obligated to make or expects to receive payments on an annual basis in excess of $50,000 or in excess of $100,000 over the remaining term; (v) that creates an exclusive dealing arrangement, right of first offer or refusal or “most favoured nation” obligation; (vi) that is a Collective Agreement or other agreement with a union; (vii) providing for employment, severance or change in control payments; (viii) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $50,000; (ix) that limits or restricts in any material respect (A) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services; (x) that requires the consent of any other party to the Contract to a change in control of the Company or any of its Subsidiaries; or (xi) that is otherwise material to the Company and its Subsidiaries, taken as a whole; (3) any Lease; and (4) the Agreement for Sale and Purchase of Shares in Two Degrees Group Limited made as of December 31, 2021, between Trilogy International New Zealand LLC, Tesbrit B.V., Voyage Digital (NZ) Limited and Voyage Australia Holdings Pty Limited as it may be amended, modified or supplemented from time to time in accordance with its terms.

-7-

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Shareholders in Special Transactions.

“Minimum Cash Amount” means $7,000,000.

“Misrepresentation” has the meaning ascribed thereto under Securities Laws.

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations.

“officer” has the meaning ascribed thereto in the Securities Act (British Columbia).

“Ordinary Course” means, with respect to an action taken by the Company, that such action is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the business of the Company, which currently consists of limited head office operations related to maintaining the Company’s corporate existence and satisfying its ongoing reporting obligations under applicable Securities Laws.

“Outside Date” means March 29, 2024 or such later date as may be agreed to in writing by the Parties.

“Parties” means the Company and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form and substance as Schedule “A”, subject to any amendments or variations to such plan made in accordance with this Agreement, the Plan of Arrangement, in the Interim Order or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.6(1).

“Proceeding” means any action, cause of action, claim (including, without limitation, any claim for indemnification), demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, whether in equity in law, in contract, in tort or otherwise.

“Purchaser” has the meaning ascribed thereto in the Preamble.

-8-

“Purchaser Information” has the meaning ascribed thereto in Section 2.4(3).

“Receiving Party” has the meaning ascribed thereto in Section 4.4(4).

“Representative” means, collectively, any officer, director, employee, representative (including any financial or other adviser) or agent of the Company or of any of its Subsidiaries.

“Securities Authority” means the British Columbia Securities Commission and the applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means the Securities Act (British Columbia) and any other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder.

“SEDAR” means the System for Electronic Document Analysis and Retrieval (and includes, for greater certainty, SEDAR+).

“Special Committee” means the committee of independent directors of the Board consisting of Mark Kroloff and Andrew Davies.

“Special Voting Share” has the meaning ascribed thereto in paragraph (j) of Schedule “C”.

“Subsidiary” means, with respect to a Person, any entity, whether incorporated or unincorporated: (i) of which such Person or any other Subsidiary of such Person is a general partner; or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries; and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a Person or Persons: (i) to acquire not less than all of the outstanding Common Shares not owned by the Person(s) making such Acquisition Proposal or its affiliates or all or substantially all of the assets of the Company on a consolidated basis; (ii) that complies with Securities Laws; (iii) that is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person(s) making such Acquisition Proposal; and (iv) in respect of which the Board and any relevant committee thereof determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to Company Shareholders than the Arrangement.

-9-

“Superior Proposal Notice” has the meaning specified in Section 5.2(1)(b).

“Supporting Company Shareholders” means each of the directors and officers of the Company.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means  (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions;  (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and  (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Terminating Party” has the meaning specified in Section 4.8(3).

 “Termination Notice” has the meaning specified in Section 4.8(3).

“TIPIH” means Trilogy International Partners Intermediate Holdings Inc.

“TIPIH Conversion” means the statutory conversion of TIPIH into a limited liability company pursuant to the laws of the State of Delaware.

-10-

“Voting Agreements” means the agreements to vote in favour of the Arrangement from each of the Supporting Company Shareholders, in substantially the form attached as Schedule “E” to this Agreement.

Section 1.2 Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are references to United States dollars unless otherwise specified.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(5)	Capitalized Terms. All capitalized terms used in any Schedule have the meanings ascribed to them in this Agreement.

(6)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the knowledge of the Company or any of its officers and directors, after reasonable and diligent inquiry.

(7)

Accounting Terms. All accounting terms are to be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

(8)

Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

-11-

(10)	Time References. References to time are to local time, Vancouver, British Columbia.

(11)

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(12)

Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(13)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2 Interim Order

As soon as reasonably practicable after the date of this Agreement, and in any event in sufficient time to hold the Company Meeting in accordance with Section 2.3, the Company shall, pursuant to Section 291 of the BCBCA and, in cooperation with the Purchaser and in a manner acceptable to the Purchaser, acting reasonably, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(i)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(ii)

for confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting (which record date shall be fixed and filed by the Company in consultation with the Purchaser, each acting reasonably) and that such record date will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Law;

-12-

(iii)	that the required level of approval for the Arrangement Resolution shall be the affirmative vote of:

(A)	66⅔% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting; and

(B)

to the extent required by MI 61-101, a majority of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting, excluding for this purpose votes cast by or on behalf of persons described in items (a) through (d) of section 8.1(2) of MI 61-101;

(iv)

that, subject to the foregoing and in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(v)	for the grant of the Dissent Rights to those Company Shareholders who are registered holders of Common Shares as of the record date of the Company Meeting;

(vi)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii)

that the Company Meeting may be adjourned or postponed from time to time by the Company with the consent of the Purchaser without the need for additional approval of the Court and without the need for first convening the Company Meeting or first obtaining any vote of Company Shareholders respecting any such adjournments or postponements and notice of any such adjournments or postponements shall be given by such method as the Board may determine is appropriate in the circumstances;

(viii)

that each Company Shareholder entitled to the Consideration pursuant to the Arrangement, and any other affected person, will have the right to appear before the Court so long as they enter an appearance within a reasonable time and are in accordance with the procedures set out in the Interim Order;

(ix)

that the deadline for the submission of proxies by Company Shareholders for the Company Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the Company Meeting, subject to waiver by the Company in accordance with the Company’s Constating Documents and the terms of this Agreement; and

(x)	for such other matters as the Purchaser may reasonably require subject to obtaining the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.

-13-

Section 2.3 The Company Meeting

(1)	The Company shall:

(a)

convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law on or before March 15, 2024 (or such later date as may be consented to by the Purchaser in writing), for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchaser, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except as required or permitted under Section 2.3(1)(l), Section 4.8(3) or Section 5.2(2).

(b)

subject to the terms of this Agreement, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, acting reasonably, using dealer and proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)

provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation services firm, as requested from time to time by the Purchaser;

(d)

permit the Purchaser to, on behalf of the management of the Company, directly or through a proxy solicitation services firm, actively solicit proxies in favour of the Arrangement Resolution on behalf of management of the Company in compliance with Law and disclose in the Company Circular that the Purchaser may make such solicitations;

(e)

consult with the Purchaser in fixing and publishing the date of the Company Meeting and the record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(f)

not change the record date for the Company Shareholders entitled to receive notice of and vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or approved by the Purchaser;

-14-

(g)

promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(h)

promptly advise the Purchaser of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and/or purported exercise or withdrawal of Dissent Rights by Company Shareholders. The Company shall not settle or compromise, or agree to settle or compromise, any such claims without the prior written consent of the Purchaser;

(i)

subject to Law, promptly advise the Purchaser of any material oral communications, and shall furnish promptly to the Purchaser a copy of each material notice, report, schedule or other document or communication delivered, filed or received by the Company from the Exchange, any of the Securities Authorities or any other Governmental Entity in connection with, or in any way affecting, the Company Meeting, the Arrangement or the transactions contemplated herein;

(j)

not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or approved by the Purchaser;

(k)

at the request of the Purchaser from time to time, provide the Purchaser with a list (in both written and electronic form) of (i) the Company Shareholders, together with their addresses and respective holdings of Common Shares, (ii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Common Shares, and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, as applicable, and non-objecting beneficial owners of Common Shares, together with their addresses and respective holdings of Common Shares. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Company Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request in order to be able to communicate with respect to the Arrangement with the Company Shareholders and with such other Persons as are entitled to vote on the Arrangement Resolution; and

(l)

at the request of the Purchaser, adjourn or postpone the Company Meeting to a date specified by the Purchaser that is not later than 15 Business Days after the date on which the Company Meeting was originally scheduled and in any event to a date that is not later than five Business Days prior to the Outside Date.

-15-

Section 2.4 The Company Circular

(1)

The Company shall, as promptly as reasonably practicable, prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(1).

(2)

The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation (except that the Company shall not be responsible for any information included in the Company Circular relating to the Purchaser and its affiliates that was provided by the Purchaser expressly for inclusion in the Company Circular pursuant to Section 2.4(4)) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Fairness Opinion received by the Board and the Special Committee (and any disclosure required by MI 61-101 and applicable Laws), (ii) a statement that the Special Committee has received the Fairness Opinion, and has, after receiving legal and financial advice, unanimously recommended that the Board approve the Arrangement Agreement and that the Company Shareholders vote in favour of the Arrangement Resolution, (iii) a statement that the Board has received the Fairness Opinion and has, after consulting with outside legal counsel and its financial advisors and receipt and review of a unanimous recommendation from the Special Committee, unanimously (other than those directors who had a disclosable interest in the Arrangement and abstained from voting) determined that the Arrangement Resolution is in the best interests of the Company and recommends that the Company Shareholders vote their Common Shares in favour of the Arrangement Resolution (the “Board Recommendation”) and (iv) a statement that, except to the extent prohibited by Applicable Canadian Securities Laws or the Interim Order, each director and senior officer of the Company intends to vote all of such individual’s Common Shares in favour of the Arrangement Resolution.

(3)

The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its counsel, and agrees that all information relating solely to the Purchaser included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably.

-16-

(4)

The Purchaser shall provide all necessary information concerning the Purchaser that is required by Law to be included by the Company in the Company Circular or other related documents to the Company in writing (“Purchaser Information”), and shall ensure that such information does not contain any Misrepresentation.

(5)

The Company shall promptly notify the Purchaser if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5 Final Order

If (a) the Interim Order is obtained; and (b) the Arrangement Resolution is approved at the Company Meeting by the Company Shareholders as provided for in the Interim Order, then, subject to the terms of this Agreement, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Arrangement Resolution is approved at the Company Meeting or within such other time period as may be agreed upon by the parties, each acting reasonably.

Section 2.6 Court Proceedings

Subject to the terms of this Agreement, the Purchaser shall cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing to the Company on a timely basis any information required by applicable Law to be supplied by the Purchaser in connection therewith. In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(1)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(2)

provide the Purchaser or its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments of the Purchaser and its legal counsel;

(3)

provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order, subject to applicable Laws;

-17-

(4)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(5)

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, acting reasonably, provided the Purchaser is not required to agree or consent to any increase in, or variation of the form of, the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement;

(6)

oppose any proposal from any Person that the Final Order contain any provision materially inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser; and

(7)

not object to legal counsel to the Purchaser making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions prior to the hearing and such submissions are not inconsistent with this Agreement or the Plan of Arrangement.

Section 2.7 The Arrangement

(1)	The Plan of Arrangement is the agreed plan of arrangement and shall not be amended, modified, supplemented, changed or varied, except in accordance with its terms and the terms of this Agreement.

Section 2.8 Effective Date

(1)

The Arrangement shall be effective at the Effective Time on the date that is the earlier of: (i) the date that is two Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Effective Date); and (ii) such date as is mutually agreed to in writing by the Parties (the “Effective Date”), and the Parties shall execute the Closing Certificate confirming the Effective Date.

(2)	From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA.

(3)	The closing of the Arrangement will take place at the offices of Blake, Cassels & Graydon LLP, Vancouver, British Columbia or at such other location as may be agreed upon by the Parties.

-18-

Section 2.9 Payment of Consideration

The Purchaser shall, following receipt of the Final Order and at least one (1) Business Day prior to the Effective Date, transfer or cause to be transferred to the Depositary sufficient funds to satisfy the aggregate Consideration for the Common Shares as provided in the Plan of Arrangement, to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably).

Section 2.10 Withholding Taxes

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or otherwise deliverable to any Company Shareholders under the Plan of Arrangement (including any payment to Dissenting Holders) such amounts as the Purchaser, the Company or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to the Company Shareholders in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

Notwithstanding anything to the contrary herein, the Purchaser shall not withhold any amount payable to the Company Shareholders under the Plan of Arrangement otherwise required pursuant to Section 1445 of the Code, provided the Company satisfies the requirements of Section 6.2(9).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

(1)

The Company represents and warrants to the Purchaser as set forth in Schedule “C” and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

-19-

Section 3.2 Representations and Warranties of the Purchaser

(1)

The Purchaser represents and warrants to the Company as set forth in Schedule “D” and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	The representations and warranties of the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of the Company.

(1)

The Company covenants and agrees that, subject to applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the prior written consent of the Purchaser or as required or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with applicable Law.

(2)

Without limiting the generality of Section 4.1(1), subject to applicable Law, the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except in connection with the TIPIH Conversion or with the prior written consent of the Purchaser or as required or permitted by this Agreement, the Company shall use its reasonable commercial efforts to maintain and preserve intact the current business organization, assets and properties of the Company and its Subsidiaries, keep available the services of the present employees and agents of the Company and its Subsidiaries and maintain good relations with, and the goodwill of, landlords, creditors and all other Persons having business relationships with the Company and its Subsidiaries and, except in connection with the TIPIH Conversion or with the prior written consent of the Purchaser or as contemplated in the Plan of Arrangement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its articles or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)	split, combine or reclassify any shares of the Company or of any Subsidiary;

(c)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries;

-20-

(d)

issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company or any of its Subsidiaries;

(e)

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses;

(f)	reorganize, amalgamate or merge the Company or any Subsidiary;

(g)	reduce the capital of the shares of the Company or any of its Subsidiaries;

(h)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries, other than the 2022 Plan of Liquidation;

(i)

declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of any of the shares in the capital of the Company or the securities of any of its Subsidiaries, other than any dividends payable by a Subsidiary to the Company or any wholly-owned Subsidiary of the Company;

(j)

sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber or otherwise dispose of or transfer any assets of the Company or of any of its Subsidiaries or any interest in any assets of the Company or its Subsidiaries having a value greater than $25,000 in the aggregate, other than in the Ordinary Course;

(k)	make any capital expenditure or commitment to do so which individually or in the aggregate exceeds $25,000;

(l)

make any material Tax election, information schedule, return or designation, except as required by Law or in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(m)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

-21-

(n)

prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $25,000 other than indebtedness entered into in the Ordinary Course; provided that any indebtedness created, incurred, refinanced, assumed or for which the Company or any Subsidiary becomes liable in accordance with the foregoing shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs) in excess of $25,000, in the aggregate;

(o)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(p)

make any bonus or profit sharing distribution or similar payment of any kind, except to the extent that any such bonus, distribution, or payment has been disclosed to the Purchaser prior to the date of this Agreement;

(q)	make any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(r)

grant any increase in the rate of wages, salaries, bonuses, "change of control" or termination payments or other remuneration of any Company Employees, except to the extent that any such increase, payment or other remuneration has been disclosed to the Purchaser prior to the date of this Agreement;

(s)

except as required by Law: (i) adopt, enter into or amend any Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new employee who was not employed by the Company or a Subsidiary on the date of this Agreement); (ii) pay any benefit to any director or officer of the Company or any of its Subsidiaries or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (iii) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or any of its Subsidiaries or to any Company Employee; (iv) make any material determination under any Employee Plan that is not in the Ordinary Course; or (v) take or propose any action to effect any of the foregoing;

(t)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(u)

commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations in excess of an amount of $25,000 individually or $50,000 in the aggregate or which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

-22-

(v)	amend or modify or terminate or waive or assign any right under any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof;

(w)	enter into, amend or modify any union recognition agreement, Collective Agreement or similar agreement with any trade union or representative body;

(x)

except as contemplated in Section 4.9, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(y)

in respect of any Company Assets, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to modify or change, in any material respect any existing material Authorization, right to use, lease, contract, production sharing agreement, or other material document;

(z)

abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations;

(aa)	enter into or amend any Contract with any broker, finder or investment banker; or

(bb)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)

Except as contemplated in the Plan of Arrangement, the Consideration per Common Share shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend or distribution, consolidation, reorganization, recapitalization or other like change with respect to the Common Shares occurring after the date of this Agreement and prior to the Effective Time.

Section 4.2 Covenants of the Company Relating to the Arrangement

(1)

The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

-23-

(a)	use its commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it;

(b)

use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) necessary or advisable to be obtained under the Material Contracts in connection with the Arrangement or (B) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement (including the Key Consents), in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(c)

use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;

(d)

use its commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(e)

not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement; and

(f)

if requested by the Purchaser, assist in obtaining the resignations and releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board and each member of the board of directors of the Company’s Subsidiaries, and causing them to be replaced by Persons nominated by the Purchaser effective as of the Effective Time.

-24-

(2)	The Company shall promptly notify the Purchaser in writing of:

(a)	any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Effect;

(b)

any event occurring prior to the Effective Time that, to the knowledge of Company, would render any representation or warranty of the Company untrue in any material respect if made on and as of the Effective Date;

(c)	any breach by the Company of its material obligations under this Agreement or under any Material Contract;

(d)

any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement;

(e)	any notice or other communication from any Governmental Entity in connection with the Agreement (and contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(f)

any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or the Company Assets.

(3)

The Company will, in all material respects, subject to applicable law, conduct itself so as to keep the Purchaser fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business.

(4)	The Company shall, at its own expense, obtain the Fairness Opinion and promptly provide a copy to the Purchaser upon receipt thereof by the Company.

Section 4.3 Covenants of the Purchaser Relating to the Arrangement

(1)

The Purchaser shall perform all obligations required or desirable to be performed by it under this Agreement, cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Purchaser shall:

(a)	use its commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it;

(b)	use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;

-25-

(c)

use its commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d)	provide such assistance as may be required to exclude the votes of the Purchaser and its affiliates at the Company Meeting to the extent required pursuant to MI 61-101;

(e)

not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or the Arrangement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement, provided that nothing in this Agreement prevents the Purchaser and all of its affiliates from conducting business in the ordinary course; and

(f)

provide notice to the Company of any notice or other communication from any Governmental Entity in connection with the Agreement (and contemporaneously provide a copy of any such written notice or communication to the Company).

(2)	Following the Effective Date, the Purchaser shall, at such time or times as may be determined by the Purchaser (in its sole discretion), cause the Company to carry out the 2022 Plan of Liquidation.

Section 4.4 Authorizations

(1)

As soon as reasonably practicable after the date hereof until the Effective Time, each of the Company and the Purchaser will cooperate with each other and use (and will cause their respective affiliates to use) commercially reasonable efforts to (i) promptly make all filings with, give all notices to, and obtain all Authorizations from, Governmental Entities that are required for the lawful completion of the transactions contemplated by this Agreement and the Plan of Arrangement, and (ii) take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable, to obtain as promptly as practicable all such Authorizations from Governmental Entities.

(2)

The Company shall lead and manage the processes to obtain any Authorizations and shall use its commercially reasonable efforts to obtain any Authorizations. The Parties shall cooperate with one another in connection with obtaining any Authorizations including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the opinion of the Purchaser, acting reasonably, advisable, and shall cooperate in the preparation and submission of all applications, notices, filings, and submissions to Governmental Entities.

-26-

(3)	Subject to Section 4.4(4), each Party will:

(a)	promptly inform the other Party of any material communication received by that Party in respect of obtaining or concluding any Authorizations;

(b)

use commercially reasonable efforts to respond promptly to any request or notice from any Governmental Entity requiring the Parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding any Authorizations;

(c)

permit the other Party to review in advance any proposed applications, notices, filings and submissions to Governmental Entities (including responses to requests for information and inquiries from any Governmental Entity) in respect of obtaining or concluding any Authorizations, and will provide the other Parties a reasonable opportunity to comment thereon and consider those comments in good faith;

(d)

promptly provide the other Party with any filed copies of applications, notices, filings and submissions, (including responses to requests for information and inquiries from any Governmental Entity) that were submitted to a Governmental Entity in respect of obtaining or concluding any Authorizations;

(e)

not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with Governmental Entities in respect of obtaining or concluding the Authorizations unless it consults with the other Party in advance and gives the other Party or its legal counsel the opportunity to attend and participate thereat, unless a Governmental Entity requests otherwise; and

(f)	keep the other Party promptly informed of the status of discussions relating to obtaining or concluding any Authorizations.

(4)

Notwithstanding any other requirement in this Section 4.4 where a Party (a “Disclosing Party”) is required under this Section 4.4 to provide information to another Party (a “Receiving Party”) that the Disclosing Party reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such information only to external legal counsel of the Receiving Party, provided that the Disclosing Party also provides the Receiving Party a redacted version of such information which does not contain any such restricted information.

-27-

Section 4.5 Access to Information; Confidentiality

(1)

From the date hereof until the earlier of the Effective time and the termination of this Agreement, subject to applicable law, the Company shall, and shall cause its Subsidiaries to, give the Purchaser and its officers, employees, agents, advisors, representatives, lenders and potential lenders: (a) upon reasonable notice, access during normal business hours to its and its Subsidiaries’ (i) premises, (ii) property and assets (including all books and records, whether retained internally or otherwise), (iii) Contracts, and (iv) officers, employees, independent auditors, advisors, representatives and agents; and (b) such financial and operating data or other information with respect to the assets or business of the Company as the Purchaser from time to time reasonably requests.

(2)

Investigations made by or on behalf of the Purchaser, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

Section 4.6 Pre-Acquisition Reorganization

(1)

Subject to Section 4.6(2), the Company agrees that, upon request of the Purchaser, the Company shall (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”), and (ii) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(2)	The Company will not be obligated to participate in any Pre-Acquisition Reorganization under Section 4.6(1) unless such Pre-Acquisition Reorganization:

(a)	can be completed prior to the Effective Date, and can be unwound in the event the Arrangement is not consummated without adversely affecting the Company in any material manner;

(b)	is not prejudicial to the Company in any material respect;

(c)	does not impair the ability of the Company to consummate, and will not materially delay the consummation of, the Arrangement;

(d)

any Pre-Acquisition Reorganization shall not unreasonably interfere with the Company’s material operations prior to the Effective Time and shall not become effective until the Purchaser confirms in writing all other conditions precedent to the Effective Time in its favour have been satisfied or waived;

(e)	any Pre-Acquisition Reorganization shall not require the Company to contravene any applicable Laws, its organizational documents or any Material Contract; and

-28-

(f)

the Company shall not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any Company Shareholder incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.

(3)

The Purchaser must provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 10 Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date.

(4)

The Purchaser agrees that it will be responsible for all costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless the Company and its affiliates, directors, officers and employees from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization if after participating in any Pre-Acquisition Reorganization the Arrangement is not completed other than due to the termination of this Agreement (i) pursuant to Section 7.2(1)(a), (ii) by either Party pursuant to Section 7.2(1)(b)(i) or Section 7.2(1)(b)(ii), (iii) by the Company pursuant to Section 7.2(1)(c)(ii), or (iv) by the Purchaser pursuant to Section 7.2(1)(b)(iii) or Section 7.2(1)(d).

(5)

The Purchaser acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of the Company hereunder has been breached. The Company shall not be liable for the failure of the Purchaser to benefit from any anticipated Tax efficiency as a result of a Pre-Acquisition Reorganization.

Section 4.7 Public Communications

The Parties shall cooperate in the preparation of presentations, if any, to the Company Shareholders regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Company must not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed); provided that any Party that, in the opinion of its outside legal counsel, is required to make disclosure by Law may do so and shall use its best efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

-29-

Section 4.8 Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)

cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b)	result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of such Party contained in Section 6.1, Section 6.2, or Section 6.3, as the case may be.

(2)

Notification provided under this Section 4.8 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)

The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is reasonably capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is 10 Business Days following receipt of such Termination Notice by Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) five Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

-30-

Section 4.9 Insurance and Indemnification

(1)

The Purchaser will, or will cause the Company to, maintain the Company’s “tail” policy of directors and officers’ liability insurance as it exists on the date of this Agreement without any reduction in scope or coverage through May 20, 2028.

(2)

From and after the Effective Time, the Purchaser shall honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries to the extent that they have been disclosed in writing to the Purchaser prior to the date of this Agreement, and acknowledges that such rights, to the extent that they have been so disclosed, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date. The provisions of this Section 4.9 shall be binding, jointly and severally, on all successors of the Purchaser.

(3)

If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates or amalgamates with or merges or liquidates into any other Person and is not a continuing or surviving corporation or entity of such consolidation, amalgamation, merger or liquidation, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.9.

Section 4.10 Exchange De-Listing

The Company and the Purchaser shall use their commercially reasonable efforts to cause the Common Shares to be delisted from the Exchange, promptly following the acquisition by the Purchaser of the Common Shares pursuant to the Arrangement.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING ACQUISITION PROPOSALS

Section 5.1 Notification of Acquisition Proposals

If the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary, the Company shall promptly notify the Purchaser, at first orally, and then as soon as practicable and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser with copies of all written documents, material or substantive correspondence or other material received in respect of, from or on behalf of any such Person. The Company shall keep the Purchaser fully informed on a current basis of the status of developments and negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence communicated to the Company by or on behalf of any Person making any such Acquisition Proposal, inquiry, proposal, offer or request.

-31-

Section 5.2 Superior Proposals

(1)

If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Company Shareholders, the Company may, subject to compliance with Article 7, enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;

(b)

the Company has delivered to the Purchaser a written notice setting out the Board’s determination that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);

(c)

the Company has provided the Purchaser a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to the Company in connection therewith; and

(d)	prior to or concurrently with entering into such definitive agreement the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Expense Fee in accordance with Section 8.2.

(2)

If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than 10 Business Days before the Company Meeting, the Company shall either proceed with or shall postpone the Company Meeting, as directed by the Purchaser acting reasonably.

(3)

Nothing in this Agreement shall prevent the Board from complying with Section 2.17 of MI 62-104 and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal for the Company.

-32-

ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Arrangement Resolution. The Arrangement Resolution shall have been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(2)

Interim and Final Order. The Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)

Representations and Warranties. The representations and warranties of the Company set forth in Schedule “C” of this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), provided that any such representation and warranty that is qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and the Company has delivered a certificate confirming same to the Purchaser, executed by a senior officer of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(2)

Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by a senior officer of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

-33-

(3)	No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Entity or any other Person) pending or threatened in any jurisdiction to:

(a)

cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Common Shares, including the right to vote the Common Shares;

(b)

prohibit, restrict or impose terms or conditions beyond those terms and conditions which the Purchaser is required to accept pursuant to Section 4.4 of the Arrangement, on the ownership or operation by the Purchaser of the business or assets of the Purchaser, its affiliates and related entities, the Company or any of the Company’s Subsidiaries and related entities, or compel the Purchaser to dispose of or hold separate any of the business or assets of the Purchaser, its affiliates and related entities, the Company or any of the Company’s Subsidiaries and related entities as a result of the Arrangement; or

(c)	prevent or materially delay the consummation of the Arrangement, or if the Arrangement were to be consummated, have a Material Adverse Effect.

(4)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Common Shares.

(5)	Key Consents. Each of the Key Consents has been given or obtained on terms acceptable to the Purchaser, acting reasonably.

(6)	Material Adverse Effect. Since the date of this Agreement, there shall not have been or occurred a Material Adverse Effect.

(7)	Voting Agreements. There has not been any breach of any of the Voting Agreements by any party to any such agreement other than the Purchaser.

(8)	Pre-Acquisition Reorganization. Any Pre-Acquisition Reorganization shall have been completed.

(9)

FIRPTA Certificate. The Company has delivered a certificate confirming that the Company is not a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) to the Purchaser, executed by a senior officer of the Company (without personal liability) addressed to the Purchaser and dated the Effective Date.

-34-

(10)	Cash and Cash Equivalents. The Company has cash and cash equivalents of equal to or greater than the Minimum Cash Amount as of immediately prior to the Effective Time.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)

Representations and Warranties. The representations and warranties of the Purchaser set forth in Schedule “D” of this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), provided that any such representation and warranty that is qualified by a reference to materiality or material adverse effect shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and the Purchaser has delivered a certificate confirming same to the Company, executed by a senior officer of the Purchaser (without personal liability) addressed to the Company and dated the Effective Date.

(2)

Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, except where the failure to comply with such covenants, individually or in the aggregate, would not materially impede completion of the Arrangement, and the Purchaser has delivered a certificate confirming same to the Company, executed by a senior officer of the Purchaser (without personal liability) addressed to the Company and dated the Effective Date.

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

-35-

Section 7.2 Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company, on the one hand, or the Purchaser, on the other hand, if:

(i)

the Arrangement Resolution is not approved by the Company Shareholders at the Company Meeting in accordance with the Interim Order provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the approval of the Company Shareholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)

after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable; or

(iii)

the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	the Company if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) or Section 6.3(2) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.8(3); provided that any wilful or intentional breach shall be deemed to be incurable and the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) or Section 6.2(2) not to be satisfied; or

(ii)

prior to the approval by the Company Shareholders of the Arrangement Resolution, the Board authorizes the Company to enter into a written agreement with respect to a Superior Proposal in accordance with Section 5.2 provided that the Company has paid the Expense Fee in accordance with Section 8.2.

-36-

(d)	the Purchaser if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) or Section 6.2(2) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.8(3); provided that any wilful or intentional breach shall be deemed to be incurable and the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) or Section 6.3(2) not to be satisfied;

(ii)

(A) the Board or any committee of the Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, (B) the Board or any committee of the Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal, or (C) the Company breaches Article 5 in any material respect;

(iii)	the conditions set forth in Section 6.2(4), Section 6.2(5) or Section 6.2(10) are not capable of being satisfied by the Outside Date; or

(iv)	there has occurred a Material Adverse Effect.

(2)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3 Effect of Termination/Survival

(1)

If this Agreement is terminated pursuant to Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.9 shall survive for a period of six (6) years following such termination; and (b) in the event of termination under Section 7.2, this Section 7.3 and Section 8.2 through to and including Section 8.15 shall survive, and provided further that no Party shall be relieved of any liability for any wilful breach by it of this Agreement.

(2)

As used in Section 7.2 and Section 7.3, “wilful breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

-37-

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Amendments

Subject to the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Shareholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Notwithstanding the foregoing, the Plan of Arrangement may only be supplemented or amended in accordance with the provisions thereof.

Section 8.2 Expenses and Expense Reimbursement.

(1)

Except as otherwise provided in this Agreement and subject to Section 8.2(2), all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Time in connection with, or incidental to, the Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(2)	If:

(a)	the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii); or

(b)	either Party terminates this Agreement pursuant to Section 7.2(1)(b)(i),

then, in any such case, the Company shall pay to the Purchaser by wire transfer the Expense Fee in immediately available funds to an account designated by the Purchaser, prior to or concurrently with the termination of this Agreement.

(3)	For greater certainty, the Company shall not be obligated to make more than one payment pursuant to Section 8.2(2).

-38-

(4)

Each Party acknowledges that the Expense Fee represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination on this Agreement, and is not a penalty. The Company irrevocably waives any respective rights it may have to raise as a defense that any such liquidated damages are excessive or punitive.

Section 8.3 Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email and addressed:

(a)	to the Purchaser, c/o:

SG Enterprises II, LLC Suite 400, 108 Av. Ne Bellevue, WA 98004

Attention: John W. Stanton Email: [Redacted: Personal Information]

with a copy to:

Bennett Jones LLP 2500 Park Place 666 Burrard Street Vancouver, BC V6C 2X8

Attention: James Beeby Email: [Redacted: Personal Information]

(b)	to the Company, at:

Trilogy International Partners Inc. Suite 400, 108 Av. Ne Bellevue, WA 98004

Attention: Scott Morris Email: [Redacted: Personal Information]

with a copy to:

Blake, Cassels & Graydon LLP 1133 Melville Street Suite 3200, The Stack Vancouver, BC V6E 4E5

Attention: Trisha Robertson and Kyle Misewich Email: [Redacted: Personal Information]

-39-

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile or (iv) if sent by email, the Business Day after the email was sent. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.4 Time of the Essence.

Time is of the essence in this Agreement.

Section 8.5 Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 8.6 Third Party Beneficiaries.

Except as provided in Section 4.6(4) and Section 4.9 which, without limiting its terms, is intended as stipulations for the benefit of the third Persons mentioned in such provisions, this Agreement is not intended to benefit or create any right or cause of action in favour of any Person, other than the Parties. No Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

-40-

Section 8.7 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8 Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.9 Successors and Assigns.

(1)

This Agreement becomes effective only when executed by the Company and the Purchaser. After that time, it will be binding upon and enure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns.

(2)

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, provided that the Purchaser may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, the Purchaser shall continue to be liable joint and severally with such affiliate, as the case may be, for all of its obligations hereunder.

Section 8.10 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

-41-

Section 8.11 Governing Law.

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.12 Rules of Construction.

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.13 No Liability.

No director or officer of the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.14 Language.

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.15 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.  Signature page follows.]

-42-

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

SG ENTERPRISES II, LLC

Per:	(signed) “John W. Stanton”
Name: John W. Stanton
Title: Manager

TRILOGY INTERNATIONAL PARTNERS INC.

Per:	(signed) “Bradley J. Horwitz”
Name: Bradley J. Horwitz Title: President and Chief Executive Officer

Signature Page to Arrangement Agreement

SCHEDULE “A”
PLAN OF ARRANGEMENT

“A” - 1

SCHEDULE “A”
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 288

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

Section 1.1 Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means the arrangement proposed pursuant to Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement or Section 5.1 of this Plan of Arrangement, the Interim Order or made at the direction of the Court in the Final Order (provided, however, that any such amendment or variation is acceptable to both the Company and the Purchaser, each acting reasonably).

“Arrangement Agreement” means the arrangement agreement made as of December 19, 2023 between the Purchaser and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution to be considered and, if thought fit, passed by the Company Shareholders approving this Plan of Arrangement at the Company Meeting substantially on the terms and in the form set out in Schedule “B” of the Arrangement Agreement.

 “BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Business Day” means any day of the year, other than a Saturday, Sunday, or any other day when banks in Vancouver, British Columbia are not generally open for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares in the capital of the Company.

“Company” means Trilogy International Partners Inc., a corporation continued under the laws of British Columbia.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the  Arrangement Resolution.

“A” - 2

“Company Shareholders” means the holders of Common Shares.

“Consideration” means $0.07 in cash per Common Share.

“Court” means the Supreme Court of British Columbia, or other court as applicable.

“Depositary” means such Person as the Company may appoint to act as depositary for the Common Shares in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

“Dissent Rights” has the meaning specified in Section 3.1 of this Plan of Arrangement.

“Dissenting Holder” means a registered Company Shareholder as of the record date of the Company Meeting who has duly and validly exercised its Dissent Rights in strict compliance with Sections 242 to 247 of the BCBCA, as modified by the Interim Order or the Final Order and Section 3.1 of this Plan of Arrangement, and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

"DRS” means direct registration statement.

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.8(1) of the Arrangement Agreement.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as the Parties may agree to in writing.

 “Final Order” means the final order of the Court made pursuant to Section 291 of the BCBCA, in a form and substance acceptable to both the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such affirmation or amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal, including all amendments thereto made prior to the Effective Time.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“A” - 3

“Interim Order” means the interim order of the Court, contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA, in a form and substance acceptable to both the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, in connection with the Arrangement, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Letter of Transmittal” means the letter of transmittal sent to registered holders of Common Shares for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Parties” means the Company and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement under Section 288 of the BCBCA, and any amendments or variations made in accordance with the Arrangement Agreement or Section 5.1 or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

“Purchaser” means SG Enterprises II, LLC, a limited liability company formed under the laws of the State of Washington.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder as amended from time to time.

Section 1.2 Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)	Definitions. Any capitalized terms used but not defined herein will have the meaning ascribed to such terms in the Arrangement Agreement.

“A” - 4

(2)

Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(3)	Currency. All references to dollars or to $ are references to United States dollars, unless specified otherwise.

(4)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(5)

Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(6)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(7)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(8)	Time References. References to time herein or in any Letter of Transmittal are to local time, Vancouver, British Columbia.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

Section 2.2 Binding Effect

This Plan of Arrangement and the Arrangement will become effective, and be binding on the Purchaser, the Company, the Company Shareholders, including Dissenting Holders, the registrar and transfer agent of the Company, the Depositary and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.

“A” - 5

Section 2.3 Arrangement

Commencing at the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Effective Time:

(a)

the Common Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of all Liens) in consideration for the right to be paid the fair value of their Common Shares by the Purchaser in accordance with Article 3, and:

(i)

such Dissenting Holders shall cease to be the holders of such Common Shares and to have any rights as holders of such Common Shares, other than the right to be paid the fair value for such Common Shares as set out in Section 3.1;

(ii)	such Dissenting Holders’ names shall be removed as the holders of such Common Shares from the registers of Common Shares maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the transferee and legal owner of such Common Shares, free and clear of all Liens, and shall be entered as the registered holder of such Common Shares in the registers of Common Shares maintained by or on behalf of the Company;

(b)

each Common Share outstanding immediately prior to the Effective Time, other than Common Shares held by the Purchaser or any Dissenting Holder who has validly exercised such holder’s Dissent Right shall, without any further action by or on behalf of a holder of Common Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration for each Common Share, and:

(i)

the holders of such Common Shares shall cease to be the holders thereof and to have any rights as holders of such Common Shares, other than the right to be paid the Consideration per Common Share in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Common Shares maintained by or on behalf of the Company; and

(iii)

the Purchaser shall be deemed to be the transferee and legal owner of such Common Shares (free and clear of all Liens) and shall be entered as the registered holder of such Common Shares in the register of the Common Shares maintained by or on behalf of the Company.

“A” - 6

ARTICLE 3

RIGHTS OF DISSENT

Section 3.1 Rights of Dissent

Registered Company Shareholders as of the record date of the Company Meeting may exercise dissent rights with respect to the Common Shares held by such Company Shareholders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and this Article 3; provided that, notwithstanding (a) Subsection 242 of the BCBCA, the written objection to the Arrangement Resolution must be received by the Company not later than 5:00 p.m. (Vancouver Time) on the Business Day that is two Business Days immediately preceding the date of the Company Meeting, and (b) Section 245 of the BCBCA, the Purchaser and not the Company shall be required to pay the fair value of such Common Shares. Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have irrevocably transferred the Common Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in Section 2.3(a) and if they:

(a)

ultimately are entitled to be paid fair value for such Common Shares: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(a)); (ii) notwithstanding anything to the contrary contained in Part 8 of the BCBCA, such fair value in respect of such Common Shares shall be determined as of the close of business on the day before the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Common Shares; or

(b)

ultimately are not entitled, for any reason, to be paid fair value for such Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Common Shares, and be entitled to receive only the consideration set forth in Section 2.3(b) that such holder would have received if such holder had not exercised Dissent Rights.

Section 3.2 Recognition of Dissenting Holders

(a)

In no case shall the Purchaser, the Company or any other Person be required to recognize Dissenting Holders as holders of Common Shares after the completion of the steps set forth in Section 2.3(a), and each Dissenting Holder will cease to be entitled to the rights of a Company Shareholder in respect of the Common Shares in relation to which such Dissenting Holder has exercised Dissent Rights and the names of each Dissenting Holder shall be removed from the registers of holders of Common Shares to reflect that such former holder of Common Shares is no longer the holder of such Common Shares as of and from the completion of the steps described in Section 2.3(a) occur. In no circumstances shall the Purchaser, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Common Shares as of the record date of the Company Meeting in respect of which such rights are sought to be exercised.

“A” - 7

(b)

For greater certainty, in addition to any other restrictions set forth in the BCBCA or the Interim Order, Company Shareholders who vote, or instruct a proxyholder to vote, in favour of the Arrangement Resolution, will not be entitled to exercise Dissent Rights with respect to any Common Shares held by such Company Shareholders.

ARTICLE 4

CERTIFICATES AND PAYMENTS

Section 4.1 Payment of Consideration

(a)

At least one (1) Business Day prior to the Effective Date, the Purchaser shall deposit, or arrange to be deposited, for the benefit of the Company Shareholders, sufficient funds with the Depositary in the aggregate amount equal to the payments in respect thereof required by this Plan of Arrangement, with the amount per Common Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration per Common Share for this purpose, net of applicable withholdings for the benefit of the Company Shareholders.

(b)

As soon as reasonably practicable following the surrender to the Depositary for cancellation of a certificate or DRS statement which immediately prior to the Effective Time represented outstanding Common Shares that were transferred pursuant to Section 2.3(b), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the former holder of such Common Shares shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash payment which such holder has the right to receive under the Arrangement for such Common Shares less any amounts withheld pursuant to Section 4.3, and any certificate or DRS statement so surrendered shall forthwith be cancelled.

(c)

Until surrendered as contemplated by this Section 4.1, each certificate or DRS statement that immediately prior to the Effective Time represented Common Shares shall be deemed after the Effective Time to represent only the right to receive from the Depositary upon such surrender a cash payment in lieu of such certificate or DRS statement as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate or DRS statement formerly representing Common Shares not duly surrendered on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Common Shares of any kind or nature against or in the Company or the Purchaser or the Depositary. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

“A” - 8

(d)

Any payment to be made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the third anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the third anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Common Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser (or any successor of the Purchaser) for no consideration.

(e)

No holder of Common Shares shall be entitled to receive any consideration or entitlement with respect to such Common Shares other than any consideration or entitlement which such holder is entitled to receive in accordance with Section 2.3, this Section 4.1 and the other terms of this Plan of Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 4.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with Section 2.3. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depository (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3 Withholding Rights

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or otherwise deliverable to any Company Shareholders under the Plan of Arrangement (including any payment to Dissenting Holders) such amounts as the Purchaser, the Company or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Laws in respect of taxes. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to the Company Shareholders in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

“A” - 9

Notwithstanding anything to the contrary herein, the Purchaser shall not withhold any amount payable to the Company Shareholders under the Plan of Arrangement otherwise required pursuant to Section 1445 of the Code, provided the Company satisfies the requirements of Section 6.2(9) of the Arrangement Agreement.

Section 4.4 No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 4.5 Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares issued or outstanding prior to the Effective Time and any plans or agreements governing such securities, (b) the rights and obligations of the Company Shareholders, the Company, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments to Plan of Arrangement

(a)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to the Company Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Company Shareholders voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

“A” - 10

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that it (i) concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the interest of any of the Company Shareholders; or (ii) is an amendment contemplated in Section 5.1(e).

(e)

The Purchaser may, at any time following the Effective Date, amend, modify or supplement this Plan of Arrangement without the approval of Company Shareholders provided that each amendment, modification or supplement (i) must be set out in writing, (ii) must concern a matter which, in the reasonable opinion of each of the Company and the Purchaser is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, (iii) is not adverse to the economic interests of any former Company Shareholders, and (iv) need not be filed with the Court or communicated to former Company Shareholders.

(f)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the provisions of the Arrangement Agreement.

ARTICLE 6

FURTHER ASSURANCES

Section 6.1 Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

“A” - 11

SCHEDULE “B”
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 291 of the Business Corporations Act (British Columbia) of Trilogy International Partners Inc. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) between the Company and SG Enterprises II, LLC, dated December 19, 2023, all as more particularly described and set forth in the proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 of the Company dated [●] (the “Circular”), accompanying this notice of meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.

The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out as Appendix [●] to the Circular, is hereby authorized, approved and adopted.

3.

The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without notice to or approval of the Company Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.

Any officer or director of the Company be and is hereby authorized for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under corporate seal or otherwise, and to deliver or cause to be delivered, a certificate of arrangement and all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

6.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

“B” - 1

SCHEDULE “C”
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties set forth in this Schedule “C” to and in favour of the Purchaser and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

(a) the Company and each of its Subsidiaries is a legal entity duly organized and validly subsisting under the applicable Laws of its jurisdiction of existence and the Company and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

(b) the Company and each of its Subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, operated, licensed or otherwise held, or the nature of its activities make such registration necessary under applicable Laws, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(c) the Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board, other than approval by the Company Shareholders of the Arrangement Resolution in the manner required by the Interim Order and applicable Law, and no other corporate proceedings on the part of the Company are or shall be necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity.

(d) Subject to the approval of the Company Shareholders of the Arrangement Resolution, the issuance of the Interim Order and the Final Order by the Court, neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the Arrangement nor compliance by the Company with any of the provisions hereof will:

(i) require any consent or other actions by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or any material Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(ii) result in the creation or imposition of any Lien upon any of the properties or assets of the Company or its Subsidiaries;

“C” - 1

(iii) contravene, conflict with, or result in any violation or breach of the articles, bylaws or other constating documents of the Company or any of its Subsidiaries; or

(iv) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule, regulation or applicable Law applicable to the Company or any of its Subsidiaries.

(e) Other than in connection with or in compliance with the provisions of applicable Laws in relation to the completion of the Arrangement including receipt of the Interim Order, the approvals as set forth in the Interim Order, the Final Order or which are required to be fulfilled post-Arrangement, there is no legal impediment to the Company’s consummation of the transactions contemplated by this Agreement.

(f) The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company other than: (i) the Interim Order and any approvals required by the Interim Order and the Final Order; (ii) filings with the Securities Authorities; (iii) approval of the Arrangement Resolution; and (iv) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, materially impede the ability of the Company to consummate the Arrangement.

(g) All information in the Company Circular pertaining to the Company (other than in respect of the Purchaser Information, in respect of which the Company makes no representation or warranty) shall, as of the respective dates of such information, be true and complete in all material respects and shall not contain any Misrepresentation.

(h) There are no Proceedings pending or, to the knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and to the Company's knowledge there are no grounds or conditions which exist on which any Proceeding might be commenced with any reasonable likelihood of success or with the passage of time, or the delivery of notice or both, would give rise.

(i) None of the Company or any of its Subsidiaries is in default or breach of any material term, covenant or condition under or in respect of any judgement, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and to the knowledge of the Company, no event has occurred and is continuing, and no circumstances exist which have not been waived, which constitutes a default or breach in respect of any commitment, agreement, document or other instrument to which the Company or any of its Subsidiaries is a party or by which it is otherwise bound entitling any other party thereto to commence Proceedings or which could have a Material Adverse Effect.

“C” - 2

(j) No notice with respect to any of the matters referred to in paragraph (i) above, including alleged defaults or breach by the Company or any of its Subsidiaries, has been received by the Company or any of its Subsidiaries.

(k) The Company is a “reporting issuer” in each of the provinces and territories of Canada and is in material compliance with all Applicable Canadian Securities Laws therein and the Common Shares are listed and posted for trading on the Exchange. The Company is not in material default of any material requirements of any Applicable Canadian Securities Laws or any rules or regulations of, or agreement with, the Exchange. Except as provided for in this Agreement, no delisting, suspension of trading in or cease trading order with respect to the Common Shares is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, none of its officers or directors are subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public entity or of an entity listed on a particular stock exchange. The documents and information comprising the Company Public Record did not at the respective times they were filed with the relevant Securities Authorities, contain any Misrepresentation, unless such document or information was subsequently corrected or superseded in the Company Public Record prior to the date hereof. The Company has not filed any confidential material change report that, as of the date hereof, remains confidential.

(l) The Financial Statements included in the Company Public Record (i) comply as to form in all material respects with GAAP and with the published rules and regulations of applicable Securities Authorities and (ii) have been prepared in accordance with GAAP applied on a consistent basis and (iii) present fairly in all material respects the financial position and shareholders’ equity of the Company as of the dates thereof and its income and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the Interim Financial Statements), and (iv) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Company, and there has been no material change in accounting policies or practices of the Company since December 31, 2021, expect as disclosed in the Company’s quarterly and annual financial statements.

(m) Subsequent to December 31, 2022, neither Company nor any of its Subsidiaries has incurred liabilities of any kind whatsoever other than: (i) liabilities disclosed or provided for in the Interim Financial Statements, or (ii) current liabilities incurred since September 30, 2023, which were incurred in the Ordinary Course.

(n) Subsequent to December 31, 2022, the Company and its Subsidiaries have conducted businesses only in the Ordinary Course (which for the purposes of this paragraph (n) shall include any actions taken in accordance with the 2022 Plan of Liquidation).

(o) Subsequent to December 31, 2022, there has not been any Material Adverse Effect and there has been no event or occurrence that would reasonably be expected to result in a Material Adverse Effect.

“C” - 3

(p) The Company has designed, established and maintained internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company is not aware of any material weakness relating to the design or implementation of its internal controls over financial reporting. The Company has not received or otherwise obtained knowledge of any complaint, allegation, assertion or claim, regarding its accounting or auditing practices or its internal accounting controls, including any complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.

(q) The auditor of the Company is an independent public accountant as required by Applicable Canadian Securities Laws and there is not now, and there has never been, any “reportable event” (as defined in NI 51-102) with the present or any former auditor of the Company.

(r) As of the date of this Agreement, the authorized capital of the Company consists of an unlimited number of the Common Shares and a maximum of one special voting share (a “Special Voting Share”).

(s) As of the date of this Agreement, there are 88,627,593 Common Shares and nil Special Voting Shares issued and outstanding.

(t) Other than the Common Shares, there are no shares of any class or series in the capital of the Company outstanding. There are no options, warrants, convertible securities or other rights, shareholder rights plans, agreements or commitments of any character whatsoever (pre-emptive, contingent or otherwise) requiring or which may require the issuance, sale or transfer by the Company of any of securities of the Company (including the Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to subscribe for or acquire, any securities of or other equity or voting interests in the Company (including the Common Shares).

(u) All outstanding the Common Shares have been duly authorized and validly issued and are fully paid and non-assessable. Other than the Common Shares, there are no securities of the Company outstanding which have the right to vote generally with the Company Shareholders on any matter.

(v) The Company Subsidiaries are the only subsidiaries of the Company. The Company does not beneficially own or exercise control or direction over 10% or more of the outstanding voting shares of any company that holds any assets or conducts any operations other than the Company Subsidiaries and the Company beneficially owns, directly or indirectly, all of the issued and outstanding shares in the capital of the Company Subsidiaries, all of such shares are free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, all of such shares have been duly authorized and are validly issued and are outstanding as fully paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Company of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of any of the Company Subsidiaries or any other security convertible into or exchangeable for any such shares.

“C” - 4

(w) The Company is a taxable Canadian corporation for purposes of the Tax Act and not a non-resident of Canada for the purposes of the Tax Act.

(x) The Company and each of its Subsidiaries has filed in a timely manner all necessary tax returns and notices that are due and has paid all applicable taxes of whatsoever nature for all tax years prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and none of the Company or any of its Subsidiaries is aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to have a Material Adverse Effect and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by any of them or the payment of any material tax, governmental charge, penalty, interest or fine against any of them. There are no material actions, suits, proceedings, investigations or claims now threatened or, to the knowledge of the Company, pending against the Company or any of its Subsidiaries which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Company and each of its Subsidiaries has withheld (where applicable) from each payment to each of the present and former officers, directors, employees and consultants thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation.

(y) The Company is not a cultural business within the meaning of subsection 14.1(6) of the Investment Canada Act, RSC 1985, c 28 (1st Supp).

(z) There is no person acting or purporting to act at the request or on behalf of the Company that is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

“C” - 5

SCHEDULE “D”
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the representations and warranties set forth in this Schedule “D” to and in favour of the Company and acknowledges that the Company is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

(a) The Purchaser is a legal entity duly organized and validly subsisting under the applicable Laws of its jurisdiction of existence and the Purchaser has the requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

(b) The Purchaser is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, operated, licensed or otherwise held, or the nature of its activities make such registration necessary under applicable Laws, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a material and adverse effect on the Purchaser.

(c) The Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by the Purchaser and no other corporate proceedings on the part of the Purchaser or any vote of holders of the shares of the Purchaser are or shall be necessary to approve this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other applicable Laws relating to or affecting creditors’ rights generally and to general principles of equity.

(d) The Purchaser is a non-resident of Canada for the purposes of the Tax Act.

(e) The Purchaser Information shall, as of the respective dates of such information, be true and complete in all material respects and shall not contain any Misrepresentation.

(f) Other than in connection with or in compliance with the provisions of applicable Laws in relation to the completion of the Arrangement including receipt of the Interim Order, the approvals as set forth in the Interim Order, the Final Order or which are required to be fulfilled post-Arrangement, there is no legal impediment to the Purchaser's consummation of the transactions contemplated by this Agreement and the Plan of Arrangement.

(g) At the Effective Time, the Purchaser will have funds sufficient to consummate the Arrangement upon the terms contemplated by this Agreement and the Plan of Arrangement.

“D” - 1

SCHEDULE “E”
FORM OF VOTING AGREEMENT

___________________, 2023

SG ENTERPRISES II, LLC

__________________________

__________________________

__________________________

__________________________

Attention: [●]

Dear Sirs/Mesdames:

Re:	Voting Agreement

The undersigned understands that SG Enterprises II, LLC (the “Purchaser”) and Trilogy International Partners Inc. (the “Company”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Company under Section 288 of the Business Corporations Act(British Columbia), the result of which will be the acquisition by the Purchaser of all the outstanding common shares (the “Shares”) of the Company (other than the Shares held by the Purchaser) at the time of the completion of the Arrangement, for US$0.07 per Share in cash. The undersigned is the beneficial owner of, or has control or direction over, the Shares set forth on Schedule A (collectively, the “Subject Securities”).

All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

The undersigned hereby agrees, in their capacity as shareholder (registered or beneficial) and not in their capacity as employee, officer or director of the Company, if applicable, from the date hereof until the date the Arrangement Agreement is terminated in accordance with its terms, as follows:

(a)

at any meeting of shareholders of the Company held to consider the Arrangement or any adjournment or postponement thereof, to be counted as present for the purposes of establishing quorum and to exercise or cause to be exercised all voting rights attached to Shares, in each case whether currently held or directly or indirectly acquired by or issued to the undersigned after the date hereof (the “Additional Securities”) in favour of the Arrangement and any other matters which are necessary for the consummation of the Arrangement;

(b)	to deliver or cause to be delivered to the Company duly executed proxies or voting instruction forms voting in favour of the Arrangement;

(c)

not to, directly or indirectly, exercise or cause to be exercised any rights of appraisal, rights of dissent or rights to demand the repurchase of the Subject Securities in connection with the Arrangement or otherwise oppose in any manner the treatment of any Subject Securities pursuant to the Arrangement;

(d)

not to take any action which could reasonably be expected to impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement;

(e)

not to, directly or indirectly, sell, assign, transfer, dispose of, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey any of the Subject Securities, other than pursuant to the Arrangement or this Agreement; and

(f)

to promptly notify the Purchaser of the amount of any debt or equity securities or other interests in the Company of which the beneficial ownership, or the control or direction, is acquired by the undersigned, to the extent permitted to do so, after the date hereof.

If the undersigned acquires any Additional Securities, the undersigned agrees that such Additional Securities shall be treated as if they are Subject Securities.

The undersigned hereby represents and warrants on the date hereof and on the Effective Date that:

(a)

the undersigned is the sole and unconditional beneficial owner of, or has control or direction over, the Subject Securities, with good and valid title thereto, free and clear of all liens, and has the sole right to sell and vote all of the Subject Securities;

(b)

except for the Purchaser pursuant to the terms of the Arrangement Agreement and this Agreement, no person has any written or oral agreement, warrant or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for the purchase, acquisition or transfer from the undersigned of any of the Subject Securities or any interest therein or right thereto; and

(c)	the only securities of the Company beneficially owned, or controlled or directed, directly or indirectly, by the undersigned on the date hereof are the Subject Securities.

This letter agreement shall automatically terminate at the earliest of (i) the Outside Date, (ii) the Effective Time and (iii) the date the Arrangement Agreement is terminated in accordance with its terms. This letter agreement may also be terminated by the undersigned if the Company enters into a definitive written agreement with respect to a Superior Proposal (as defined in the Arrangement Agreement) in compliance with the Arrangement Agreement.

This letter agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

The undersigned hereby consents to the disclosure of the substance of this letter agreement in any press release or the Company Circular and to the filing of this letter agreement as may be required pursuant to applicable Laws.

This letter agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. This letter agreement shall enure to the benefit of the parties and their respective successors and permitted assigns and shall be binding upon the parties and their respective successors.

Time shall be of the essence of this letter agreement.

Each of the provisions contained in this letter agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Laws, the parties hereto waive any provision of Law that renders any provision of this letter agreement or any part thereof invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof that it replaces.

This letter agreement may be executed and delivered in multiple counterparts (including by email or other electronic means), each of which shall be deemed an original, and such counterparts together shall constitute one and the same agreement.

Remainder of page left intentionally blank

Please confirm your agreement with the foregoing by signing and returning a copy of this letter agreement to the undersigned.

Yours truly,

[NAME]

Accepted and agreed this ____ day of _________, 2023

SG ENTERPRISES II, LLC

Per:
Name:
Title:

Execution Page to Voting Agreement

SCHEDULE A

SUBJECT SECURITIES

Name of Registered Shareholder	Beneficial Owner	Number and Class of Subject Securities